Consulting Agreement

      This Consulting Agreement (the "Agreement") is entered
into by and between TotalMed Systems, Inc. a
Florida corporation with a principal place of business at	1200
S.E. Maynard Road, Suite 203 Cary, North Carolina
27511	(the "Company"), and Hal Lenoble. an individual with a principal
place of business at    78 Stacey Drive, Binghampton, NY 13905 (the "
Consultant").

RECITALS

     A. The Company desires to obtain the services of Consultant by means of services provided by Consultant's employees dispatched by Consultant to provide services to Company hereunder ("Agents"), on its own behalf and on behalf of all existing and future Affiliated
Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Consultant desires to provide consulting set-vices to the Company upon the following terms and conditions.

       B. The Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which the Company considers vital to its business and goodwill.

      C. The Proprietary Information will necessarily be communicated to or acquired by Consultant and its Agents in the course of providing consulting services to the Company, and the Company desires to obtain the services of Consultant, only if, in doing so, it can protect its Proprietary Information and goodwill.

Accordingly, the parties agree as follows:

AGREEMENT

1.	Consulting Period
                  (a) Basic Term The Company hereby retains the Consultant and Consultant agrees to render to the Company those services described in Section 2 for the period (the "Consulting Period") commencing on the date of this Agreement and ending upon the earlier of (i) 5/9/2005 (the "Term Date"), as, and to the extent, extended under Section I (b) and (ii) the date the Consulting Period is terminated in accordance with Section 4. The Company shall pay Consultant the compensation to which it is entitled under Section 3(a) through the end of the Consulting Period, and, thereafter, the Company's obligations hereunder shall end.

                  (b) Renewal Subject to Section 4, the
Consulting Period will be automatically renewed for an additional 12 month period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to the other written notice at least thirty (30) days in advance of the beginning of any 12 month renewal period that the Consulting Period is to be terminated. Either party's right to terminate the Consulting Period under this Section I (b), instead of renewing the Agreement, shall be with or without cause.

2.	Duties, Responsibilities

                  (a) Consultant hereby agrees to provide and perform for the Company those services set forth on Exhibit A attached hereto. Consultant shall devote its best efforts to the performance of the services and to such other services as may be reasonably requested by the Company and hereby agrees to devote, unless otherwise requested in writing by the Company, (a minimum of at least 20 hours of service per week/or assign a minimum of one individual to provide services to the Company).

                (b) Consultant shall use its best efforts to furnish competent Agents possessing a sufficient working knowledge of the Company's research, development and services to fulfill Consultant's obligations hereunder. Any Agent of Consultant who, in the sole opinion of the Company, is unable to adequately perform any services hereunder shall be replaced by Consultant within 3 days after receipt of notice from the Company of its desire to have such Agent replaced.

                 (c) Consultant shall use its best efforts to comply with, and to ensure that each of its Agents comply with, all policies and practices regarding the use of facilities at which services are to be performed hereunder. Consultant agrees and shall cause each of its Agents to agree to the Acknowledgement and Inventions





Assignment attached hereto as Exhibit B, and Consultant shall deliver a signed original of such Acknowledgement and Inventions Assignment to Company prior to such Agent's commencement of the provision of services for the Company.

                 (d) Consultant shall obtain for the benefit of the Company, as an intended third party beneficiary thereof, prior to the performance of any services hereunder by any of the Agents, the written agreement of Agent to be bound by terms no less restrictive than the terms of Sections 2(c), 5(a), 6, and 7 of this Agreement.

                (e) Personnel supplied by Consultant to
provide services to Company under this
Agreement will be deemed Consultant's employees or agents and will not for any purpose be considered employees or agents of Company. Consultant assumes full responsibility for the actions of such personnel while performing services pursuant to this Agreement, and shall be solely responsible for their supervision, daily direction and control, provision of employment benefits (if any) and payment of salary (including all required withholding of taxes).

3.	Compensation, Benefits, Expenses

                  (a) Compensation In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Consultant shall be paid a fee of 1,000,000 shares, pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement.

                  (b) Benefits Other than the compensation specified in this Section 3, neither Consultant nor its Agents shall be entitled to any direct or indirect compensation for services performed hereunder.

                 (c) Expenses The Consultant shall be
responsible for any and all expenses incurred during the term of this agreement.


4.	Termination of Consulting Relationship

                  (a) By the Company or the Consultant At any time, either the Company or the Consultant may terminate, without liability, the Consulting Period for any reason, with or without cause, by giving 10 days advance written notice to the other party. If the Consultant terminates its consulting relationship with the Company pursuant to this Section 4(a), the Company shall have the option, in its complete discretion, to terminate Consultant immediately without the running of any notice period. The Company shall pay Consultant the compensation to which the Consultant is entitled pursuant to Section 3(a) through the end of the Consulting Period, and thereafter all obligations of the Company shall terminate.

                  (b) Termination Due to Bankruptcy,
Receivership The Consulting Period shall terminate and the Company's obligations hereunder (including the obligation to pay Consultant compensation under Section 3 (a)) shall cease upon the occurrence of. (i) the appointment of a receiver, liquidator, or trustee for the Company by decree of competent authority in connection with any adjudication or determination by such authority that the Company is bankrupt or insolvent; (ii) the filing by the Company of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors; or (iii) any formal action of the Board to terminate the Company's existence or otherwise to wind up the Company's affairs.

5.	Termination Obligations

                 (a) Consultant hereby acknowledges and
agrees that all property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Proprietary Information (as defined below), and equipment furnished to or prepared by Consultant or its Agents in the course of or incident to its rendering of services to the Company, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company and shall be promptly returned to the Company upon termination of the Consulting Period. Following termination, neither Consultant nor any of its Agents will not retain any written or other tangible material containing any Proprietary Information.

(b) The representations and warranties
contained herein and Consultant's obligations





under Sections 5, 6, and 7 shall survive termination of the Consulting Period and the expiration of this Agreement.

6.	Proprietary Information

                  (a) Define "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Consultant's or its Agents' possession or part of its general knowledge prior to the Consulting Period; or (iii) the information is disclosed to Consultant or its Agents without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                  (b) General Restrictions on Use Consultant agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Consulting Period to the extent necessary to carry out Consultant's responsibilities under this Agreement, and (ii) after termination of the Consulting Period as specifically authorized in writing by the Company.

                  (c) Interference with Business; Competitive
Activities Consultant acknowledges that the pursuit of the activities forbidden by this Section 6(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 6(b), but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of retaining Consultant under this Agreement, Consultant agrees that for a period of one (1) year after termination of the Consulting Period, it shall not, for itself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or by any Affiliated Company, during the Consulting Period and for a period of one (1) year thereafter, or (iii) engage in any business activity that is or may be competitive with the Company or any Affiliated Company.

                  (d) Remedies Nothing in this Section 6 is intended to limit any remedy of the Company under the Florida
Uniform Trade Secrets Act, or otherwise available under law.

7.	Intellectual Property, Inventions and Ideas

                 (a) Defined. Statutory Notice The term
"Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Consultant alone or with others except to the extent that applicable Florida laws, codes and statutes lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. State of Florida statutes provide for;

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) 	Relate at the time of conception
or reduction to practice of the
invention to the employer's business,
or actual or demonstrably anticipated
research or development of the employer.

(2)	Result from any work performed by the
employee for the employer.

(b) Disclosure Consultant agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Consultant further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Consultant does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Consultant (alone or with others) during the Consulting Period or during the one year period following termination of the Consulting Period, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                (c) Assignment Consultant agrees to
assign to the Company, without further
consideration, its entire right, title, and interest
(throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registerable, Consultant shall assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Consultant's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to Consultant's mental or physical incapacity or any other cause, Consultant hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Consultant.

                  (d) Exclusions Consultant acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that it desires to exclude from the operation of this Agreement. To the best of Consultant's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Consultant and any other person or entity.

                 (e) Post-Termination Period Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Consultant, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Consultant agrees that any idea, process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Consultant or with the aid of Consultant within one (1) year after termination of the Consulting Period. Consultant can rebut the above presumption if it proves that the invention, idea, process, etc., (i) was first conceived or developed after termination of the Consulting Period, (ii) was conceived or developed entirely on Consultant's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and (iii) did not result from any work performed by Consultant for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Consultant by State of Florida Code and Statutes.

8.	Assignment; Successors and Assigns

                  Consultant agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Consultant's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

9.	Notices

                 All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

TotalMed Systems, Inc.
1200 S.E. Maynard Road, Suite 203
Cary, North Carolina 27511

or to the Consultant at:

Hal Lenoble
78 Stacey Drive
Binghampton, NY 13905


Notice of change of address shall be effective only when done in accordance with this Section.

10.	Entire Agreement

                  The terms of this Agreement are intended by the parties to be in the final expression of their agreement with respect to the retention of Consultant by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

11.       Amendments, Waivers

                  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by a duly authorized representative of the Company and the Consultant. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12.	Severability Enforcement

                  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Sections 6 and 7 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. It being the purpose of this Agreement to govern competition by Consultant anywhere throughout the world, these covenants shall be governed by and construed according to that law
(from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

13	Governing- Law

                  Subject to Section 12, the validity,
interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

14.	Remedies

                 (a) Injunctive Relief The parties agree
that in the event of any breach or threatened breach of any of the covenants in Sections 6 or 7, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against


Consultant in the event of any breach or threatened breach of any such provisions by Consultant, in addition to an other relief (including damages) available to the Company under this Agreement or under law. It is agreed that an other relief (including damages) shall not exceed 25% of all monies paid to the Consultant up to the date of fin;
injunction.

                   (b)	Exclusive Both parties agree that this
Agreement shall provide the exclusive
remedies for any breach by the Company of its terms.

15.	Independent Contractor

                  The Consultant and its Agents shall operate at all times as an independent contractor of the Company. This Agreement does not authorize the Consultant or any of its Agents to act for the Company as its agent or to make commitments on behalf of the Company. The Company shall not withhold payroll taxes, and neither Consultant nor any of its Agents shall not be covered by health, life, disability, or worker's compensation insurance of the Company.

              The parties have duly executed this Agreement this 9th Day of May 2005.

                            TOTALMED SYSTEMS, INC.

                       Title:

                       By:


                      CONSULTANT

                      Title:  Independent Contractor

                      By:
By



EXHIBIT A

Services to be provided

The Consultant shall provide to the Company research and consultative services in th following areas:

*       Private Placements

*       Start-Ups

* Business consulting to currently operating public and private companies.

*       Restructuring currently operating companies

*       Leveraged buy-outs of operating companies






EXHIBIT B

                     Acknowledgement and Inventions Assignment

I hereby:

1. Acknowledge that my employer, [name of employer] ("Employer"), is bound by the terms of its agreement with TotalMed Systems, Inc. ("Company") to keep confidential certain information that may be disclosed to me before or during my service to my Employer on behalf of the Company and acknowledge that under the terms of my [employment/confidentiality] agreement with Employer, I am bound and obligated by terms equally or more restrictive of such terms regarding the confidentiality of Company's information; and

2. Agree to assign to the Company, without further consideration, all of my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in any and all intellectual property, including but not limited to, any and all trademarks, copyrightable materials, inventions, technology, computer programs, original works of authorship, designs, formulas, and discoveries, created by me alone or working with others while providing services to my Employer for the benefit of the Company pursuant to the agreement between my Employer and the Company, which shall be the sole property of the Company, whether or not patentable, except to the extent that Florida Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc.

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) 	Relate at the time of conception or reduction to practice
of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2) 	Result from any work performed by the employee for the
employer.

In the event any such intellectual property shall be deemed by Company to be patentable or otherwise registerable, I shall assist Company (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company, or Company specified by the Company, with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint Company and each of its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

Signed:
Name:
Date: 5-9-2005
Hal Lenoble
(please print)